Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022-4731

Rita Weinberger
Vice President – Controller
and Principal Accounting Officer
FAX:  212-750-9152
DIRECT LINE:  212-224-6604

February 12, 2014

VIA EDGAR

Mr. Jim B. Rosenberg
Senior Assistant Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:          Forest Laboratories, Inc.
                Form 10-K for the Fiscal Year Ended March 31, 2013
Filed May 23, 2013
File No. 001-05438

Dear Mr. Rosenberg:

We acknowledge receipt of the Securities and Exchange Commission’s comment letter dated January 31, 2014 (the “Letter”).  We are in the process of drafting our response and anticipate filing it by February 28, 2014.

Sincerely,
Forest Laboratories, Inc.

By: /s/ Rita Weinberger
Rita Weinberger
Vice President – Controller and Principal Accounting Officer

cc:           Mark Brunhofer, Senior Staff Accountant
Ibolya Ignat, Staff Accountant
Francis I. Perier, Jr.
Robert D. Bailey, Esq.
Melissa Cooper, Esq.